Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-144458 on Form S-8 of our reports dated March 29, 2010, relating to the consolidated financial statements and financial statement schedule of ChinaCast Education Corporation, its subsidiaries and its variable interest entities (collectively, the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of the authoritative pronouncement issued by Financial Accounting Standards Board regarding the noncontrolling interests, and an explanatory paragraph relating to the convenience translation of Renminbi amounts into United States dollar amounts in the financial statements) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ChinaCast Education Corporation for the year ended December 31, 2009.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People's Republic of China
March 29, 2010